EXHIBIT 10.38

ADVANCE AUTO PARTS, INC.

2004 LONG-TERM INCENTIVE PLAN

STOCK OPTION AGREEMENT

        THIS AGREEMENT dated as of May 24, 2004, between Advance Auto Parts, Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified in paragraph 1 below, currently residing at the address set out at the end of this Agreement (the “Optionee”).

        1.        Grant of Option. Pursuant and subject to the Company’s 2004 Long-Term Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to you, the Optionee identified below, an option (the “Option”) to purchase from the Company all or any part of a total of the number of shares set forth below (the “Optioned Shares”) of the common stock, par value $.0001 per share, in the Company (the “Stock”), at the exercise price per share set out below.

Optionee

Number of Shares

Exercise Price Per Share	$ 42.10

Grant Date	May 24, 2004

Expiration Date	May 24, 2011

        2.        Character of Option. This Option is not intended to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

        3.        Duration of Option. Subject to the following sentence, this Option shall expire on the Expiration Date. However, if your employment or other association with the Company and its Affiliates ends before that date, this Option shall expire on Expiration Date or, if earlier, the date specified in whichever of the following applies:

                    (a)        If the termination of your employment or other association is for cause, as determined in good faith by the Board of Directors of the Company, the date your employment ends.

                    (b)        If the termination of your employment or other association is on account of death, or you die within ninety (90) days of the termination of your employment or other association (other than when terminated for cause), twelve (12) months after your employment or other association ends or your death.

                    (c)        If the termination of your employment or other association is on account of retirement or disability, ninety (90) days after the date on which your Option becomes exercisable as to all of the Shares or, if your Option had become exercisable as to all of the Shares prior to such termination, ninety (90) days after the date your employment or other association ends on account of retirement or disability.

                    (d)        In all other cases, ninety (90) days after your employment or other association ends.

For all purposes of this Agreement, “disability” means having become disabled within the meaning of Section 22(e)(3) of the Code and “retirement” means termination of employment or other association upon the attainment of at least age 55 with at least 10 years of continuous service. Notwithstanding any contrary provision of this Agreement, as to any Optioned Shares for which this Option has not then become exercisable the Company may cancel this Option at any time and without prior notice, and as to any Optioned Shares for which it is then exercisable the Company may cancel this Option at any time on ninety (90) days prior notice to you, in response to actions taken by you that could be considered detrimental to the Company or any of its Affiliates. Whether any of your actions could be considered detrimental will be determined by the Committee in its sole discretion and may include, but will not be limited to the following: your employment by or other association with a direct competitor of the Company or an Affiliate; your establishment of a business which competes with the Company or an Affiliate; and your unauthorized release of confidential information of the Company or an Affiliate.

        4.        Exercise of Option.

                    (a)        Subject to the balance of this Section 4, until this Option expires, you may exercise it as to the number of Optioned Shares identified in the table below, in full or in part, at any time on or after the applicable exercise date or dates identified in the table.

Number of Shares in Each Installment	Initial Exercise Date for Shares in Installment

416	May 24, 2005
417	May 24, 2006
417	May 24, 2007

                    (b)        During any period that this Option remains outstanding after your employment or other association with the Company and its Affiliates ends, you may exercise it only to the extent it was exercisable immediately prior to the end of your employment or other association except in the following circumstances. If your employment or other association ends on account of retirement or disability, this Option shall nevertheless continue to become exercisable in accordance with the table above. If your employment or other association ends on account of your death, or you die within ninety (90) days after your employment or other association ends, this Option shall become exercisable for all of the Optioned Shares if not then exercisable in full. In no event may this Option be exercised after it expires as determined in accordance with Section 3.

                    (c)        At any time, you may only exercise this Option in increments of 100 Optioned Shares, or the remaining number of Optioned Shares, if less. You may exercise this Option by delivery of the following to the Company at its principal executive offices (the date such delivery occurs is hereinafter referred to as, the “Exercise Date”):

(1) a written notice of exercise which identifies this Agreement and states the purchase price and expiration date of the Options being exercised, and the number of Shares to be purchased;

                        (2)        a check, cash or any combination thereof in the amount of the aggregate purchase price (or payment of the aggregate Purchase Price in such other form of lawful consideration, or by such other means, such as delivery previously acquired Stock or a broker-assisted cashless exercise), as the Committee may approve from time to time under the provisions of Section 6(a)(iv) of the Plan);

                        (3)        a check or cash in the amount reasonably requested by the Company to satisfy any withholding obligations under federal, state or other applicable tax laws with respect to the taxable income, if any, you recognize in connection with the exercise of your Option (unless the Company and you shall have made other arrangements for deductions or withholding from your income, provided, however, such arrangements satisfy the requirements of all applicable tax laws); and

(4) such further acts as may be necessary to register Optionee as a stockholder of the Company.

        5.        Transfer of Option. You may not transfer this Option except by will or the laws of descent and distribution, and, during your lifetime, only you (or in the event of your disability, your legal guardian or representative) may exercise this Option. Any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of the Option granted by this Agreement in contravention of this Agreement or the Plan shall be void.

        6.        Representations and Warranties.

                    (a)        By signing this Agreement, you acknowledge that in the event the issuance of the Optioned Shares has not been registered under the Securities Act of 1933, as amended (the “Act”), as a condition to your exercise of the Option the Company may require that you deliver to the Company such representations and undertakings as the Company may reasonably require in order to secure the availability of certain exemptions from the registration requirements under the Act, including a representation that you are acquiring the Shares for investment and not with a present intention of selling or otherwise disposing of such Shares. You further acknowledge that, because Shares received upon exercise of an Option may be unregistered, you may be required to hold the Shares indefinitely unless they are subsequently registered for resale under the Act or an exemption from such registration requirements is available.

                    (b)        By signing this Agreement, you also acknowledge you understand that federal securities laws and the securities laws of the state in which you reside or work may require the placement of certain restrictive legends upon the Optioned Shares issued upon exercise of this Option, and you hereby consent to the placing of any such legends upon certificates evidencing the Optioned Shares as the Company, or its counsel, may reasonably deem necessary; provided, however, that any such legend or legends shall be removed when no longer applicable.

                    (c)        By signing this Agreement, you also acknowledge your receipt of this Agreement, and concurrently or previous a copy of the Plan and of the Plan’s Section 10(a) prospectus under Form S-8 of the Act, and that you understand that all rights and liabilities connected with the Options are set forth herein and in the Plan.

        7.        No Rights as a Stockholder. You shall have no rights as a stockholder of any Stock covered by this Option until the Exercise Date and entry evidencing such ownership is made in the stock transfer books of the Company. Except as may be provided under Section 4(c) of the Plan, the Company will make no adjustment for dividends (ordinary or extraordinary whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the Exercise Date.

        8.        Limitation of Company’s Liability for Nonissuance. Inability of the Company to obtain, from any regulatory body having jurisdiction, authority reasonably deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Optioned Shares hereunder and under the Plan shall relieve the Company of any liability in respect of the nonissuance or sale of such Shares as to which such requisite authority shall not have been obtained.

        9.        This Agreement Subject to Plan; Interpretation of the Committee. This Agreement is made under the provisions of the Plan and shall be interpreted in a manner consistent with it. To the extent that any provision in this Agreement is inconsistent with the Plan, the provisions of the Plan shall control. The interpretation of the Committee of any provision of the Plan, the Option or this Agreement, and any determination with respect thereto or hereto by the Committee, shall be binding on all parties.

        10.        Notices. Except as otherwise provided herein, all notices, requests, demands and other communications under this Agreement shall be in writing, and if by telecopy, shall be deemed to have been validly served, given or delivered when sent, or if by personal delivery or messenger or courier service, shall be deemed to have been validly served, given or delivered upon actual delivery (but in no event may notice be given by deposit in the United States mail), at the following addresses, telephone and facsimile numbers (or such other address(es), telephone and facsimile numbers a party may designate for itself by like notice):

                         If to the Company:
                         Advance Auto Parts, Inc.
                         5673 Airport Road
                         Roanoke, VA 24012
                         Attention:       General Counsel
                         Telephone:     (540) 561-3225
                         Telecopy:       (540) 561-1448

                         With copy to:
                         Advance Auto Parts, Inc.
                         5673 Airport Road
                         Roanoke, VA 24012
                         Attention:       Senior Vice President, Human Resources
                         Telephone:     (540) 561-6841
                         Telecopy:       (540) 561-6918

                         If to Optionee:
                        To your home address on record at Advance Auto Parts or your business address at Advance Auto Parts.

        11.        Not an Employment Agreement. Nothing contained in this Agreement shall confer, intend to confer or imply any rights to an employment relationship or rights to a continued employment relationship with the Company or any Affiliate in your favor or limit the ability of the Company or an Affiliate, as the case may be, to terminate, with or without cause, in its sole and absolute discretion, your employment relationship with the Company or such Affiliate, subject to the terms of any written employment agreement to which your are a party.

        12.        Miscellaneous. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of you. For purposes of this Agreement, “Optionee,” “you” and “your” include any person or persons who may succeed to your rights under this Agreement in the event of your death. Capitalized terms used but not defined herein shall have the meaning assigned under the Plan. This Agreement may be executed in one or more counterparts all of which together shall constitute but one instrument.

        13.        Tax Consequences. The Company makes no representation or warranty as to the tax treatment to you of your receipt or exercise of this Option or upon your sale or other disposition of the Optioned Shares. You should rely on your own tax advisors for such advice.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ADVANCE AUTO PARTS, INC.

By:

Signature of Optionee
Title:

Optionee’s Address: